SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

December 31, 2007

Date of Report
(Date of Earliest Event Reported)

HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.

 (Exact Name of Registrant as Specified in its Charter)

Nevada	000-32253	87-0650264
(State or other Jurisdiction)	(Commission File No.)	(IRS Employer I.D. No.)

16B/F Ruixin Road Bldg. No. 25 Gaoxin Road
Xi An 710075 Shaanxi Province, China

 (Address of Principal Executive Offices)

(86) 29 8824 6358
(Registrant's Telephone Number)

N/A

(Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4)

ITEM 1.01 Entry Into a Material Definitive Agreement

The information reported in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 31, 2007, Huifeng Bio-Pharmaceutical Technology, Inc. (the “Company”) entered into a series of agreements including a Securities Purchase Agreement, a Registration Rights Agreement, certain Convertible Promissory Notes (the “Notes”), certain warrant agreements, and Pledge Agreements, (collectively referred to herein as the “Transaction Documents”) with certain purchasers including, among others, Professional Offshore Opportunity Fund, Ltd. (“PROOF”) Ancora Greater China Fund, Strategic Alliance Fund, L.P., and Strategic Alliance Fund II, L.P. (collectively referred to herein as the “Purchasers”).

Pursuant to the terms and conditions of the Transaction Documents, the Company has arranged for debt financing in the amount of Two Million ($2,000,000.00). As part of the Transaction Documents, the Notes bear simple interest at the rate of ten percent (10%) per annum and are due and payable on December 30, 2009. The Notes are convertible at the Purchasers’ election into shares of common stock of the Company at $1.00 per share.

The Transaction Documents are secured by collateral that includes 5,272,862 shares of the Company’s common stock held by certain shareholders and 500,000 shares of the common stock of Northwest Bio-Technic, Inc. held by certain shareholders. Additionally, the Transaction Documents require Jing An Wang, the Company’s CEO, to personally place 1,400,000 shares of common stock in the Company in escrow to be released to the Purchasers if the Company does not produce a certain amount of net income in the 2008 fiscal year.

The Company intends to use the proceeds to fund acquisitions of synergistic companies within the Shaanxi Province in the People’s Republic of China. Primary Capital, LLC acted as the sole placement agent for this transaction.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1	Securities Purchase Agreement
20.1	Registration Rights Agreement
20.2	Pledge Agreement I
20.3	Pledge Agreement II
20.4	Form of Secured Convertible Promissory Note
20.5	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 3, 2007

HUIFENG BIO-PHARACEUTICAL TECHNOLOGY, INC.

/s/ Jing An Wang
By: Jing An Wang
Its: Chief Executive Officer